SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004 (December 16, 2004)

KNIGHT TRADING GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14223	22-3689303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Knight Trading Group, Inc.

Current Report on Form 8-K

Item 1.01 Entry into a Material Definitive Agreement

On December 16, 2004, Knight Trading Group, Inc. (the “Company”) announced that Knight Securities, L.P. (“KSLP”) has concluded its settlement with the U.S. Securities and Exchange Commission (“SEC”) and NASD (the “Settlement”). The Settlement involves KSLP, an over-the-counter trading subsidiary renamed Knight Equity Markets, L.P., effective September 1, 2003. Knight Equity Markets, L.P. is a subsidiary of the Company.

The Settlement is related to certain institutional trade activity, conduct and supervision that occurred in 1999 through 2001. The findings concerning KSLP include violations of the antifraud provisions of the Securities Exchange Act of 1934 and associated rules and of SEC rules pertaining to supervision and books and records, and violations of NASD rules concerning supervision, the production of books and records, the use of trade modifiers and the filing of Form U5 notices concerning certain former employees. Under the terms of the Settlement, the Company will disgorge approximately $41 million in institutional trading profits, and pay approximately $13 million in interest and $25 million in penalties. An independent distribution consultant will determine how the funds will be distributed, subject to the approval of the SEC. The Settlement resolves the matters for which KSLP received Wells Notices from the staffs of the SEC and the NASD.

The foregoing description of the Settlement is qualified in its entirety by the full text of the SEC’s Order and the Letter of Acceptance, Waiver and Consent with the NASD, which are attached hereto and incorporated by reference herein. A copy of the press release announcing the Settlement is also attached hereto.

Item 9.01 Financial Statements and Exhibits.

a. Financial Statements

Not required

b. Pro forma Financial Information

Not required

c. Exhibits

10.1	U.S. Securities and Exchange Commission Order

10.2	NASD Letter of Acceptance, Waiver and Consent

99.1	Press Release issued by Knight Trading Group, Inc., dated December 16, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated: December 17, 2004

KNIGHT TRADING GROUP, INC.

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Director, Corporate Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	U.S. Securities and Exchange Commission order

10.2	NASD Letter of Acceptance, Waiver and Consent

99.1	Press Release issued by Knight Trading Group, Inc., dated December 16, 2004.